Exhibit 99.1

Calidi Biotherapeutics Announces Exercise of Warrants for $4.6 Million of Gross Proceeds

SAN DIEGO, July 09, 2025 (GLOBE NEWSWIRE) -- Calidi Biotherapeutics, Inc. (“Calidi” or the “Company”) (NYSE American: CLDI), a clinical-stage biotechnology company pioneering the development of targeted therapies with the potential to deliver genetic medicines to distal sites of disease, today announced the entry into a definitive agreement for the immediate exercise of certain outstanding Series A, Series B-1, Series C-1, Series D, Series E and Series F Warrants (the “Existing Warrants”) to purchase up to an aggregate of 6,595,000 shares of the Company’s common stock at a reduced exercise price of $0.70. The gross proceeds to the Company from the exercise of the warrants are expected to be approximately $4.6 million, prior to deducting placement agent fees and estimated offering expenses.

Ladenburg Thalmann & Co, Inc. is acting as the exclusive placement agent for the offering.

In consideration for the immediate exercise of the Existing Warrants for cash, the Company will issue new unregistered warrants to purchase up to 6,595,000 shares of common stock. The new warrants will have an exercise price of $0.70 per share, will be exercisable six months from the issuance date and will have a term of five and half years from the issuance date.

The offering is expected to close on or about July 10, 2025, subject to satisfaction of customary closing conditions. The Company intends to use the net proceeds from this offering to advance its clinical and pre-clinical programs and for continuing operating expenses and working capital.

The new warrants described above are being offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares underlying the warrants, have not been registered under the Act, or applicable state securities laws. Accordingly, the new warrants issued in the private placement and the shares underlying the new warrants may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws. The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon exercise of the new warrants.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage biotechnology company pioneering the development of targeted therapies that can deliver genetic medicines to sites of disease. The company’s proprietary Redtail platform represents a decade of development and expertise in designing viral vectors that can evade immune detection allowing for systemic delivery and distal sites of disease in oncology and, potentially, other indications. This advanced enveloped technology is intended to shield the virus from immune clearance, allowing virotherapy to effectively reach tumor sites, induce tumor lysis, and deliver potent gene therapies to metastatic locations.

The lead candidate from the Redtail platform, currently in IND-enabling studies, targets non-small cell lung cancer, ovarian cancer, and other tumor types with high unmet medical need. Additionally, Calidi is developing protected virotherapies, in clinical-stage, for intratumoral and localized administration, focusing on a subset of injectable cancer indications.

Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward looking statements include, but are not limited to, statements concerning use of proceeds from the offering, that the closing of offering will occur or will occur on the anticipated closing date, upcoming key milestones, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Form 10-K filed on March 31, 2025 and Form 10-Q filed on May 14, 2025. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

Contacts:

For Investors and Media:
Dave Gentry, CEO
RedChip Companies, Inc.
1-407-644-4256
CLDI@redchip.com